                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-61019

PROSPECTUS                                 [LOGO OF ALUMINUM COMPANY OF AMERICA]

   OFFER FOR ALL OUTSTANDING 6 1/8% BONDS DUE 2005 AND 6 1/2% BONDS DUE 2018 IN EXCHANGE FOR 6 1/8% SERIES B BONDS DUE 2005 AND 6 1/2% SERIES B BONDS DUE
                              2018, RESPECTIVELY,
  WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF

                          ALUMINUM COMPANY OF AMERICA

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, OCTOBER 2, 1998, UNLESS EXTENDED.

                               ----------------

  Aluminum Company of America, a Pennsylvania corporation ("Alcoa" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $200,000,000 of 6 1/8% Series B Bonds due 2005 of the Company (the "New 6 1/8% Bonds"), and an aggregate principal amount of up to $250,000,000 of 6 1/2% Series B Bonds due 2018 of the Company (the "New 6 1/2% Bonds" and, together with the New 6 1/8% Bonds, the "New Bonds"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding (i) 6 1/8% Bonds due 2005 of the Company (the "Old 6 1/8% Bonds") in the case of the New 6 1/8% Bonds, and (ii) 6 1/2% Bonds due 2018 of the Company (the "Old 6 1/2% Bonds" and, together with the Old 6 1/8% Bonds, the "Old Bonds") in the case of the New 6 1/8% Bonds from the holders (the "Holders") thereof. The terms of the New Bonds are identical in all material respects to the Old Bonds except (i) that the New Bonds have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Bonds and (iii) that the New Bonds will not contain certain provisions relating to additional interest to be paid to Holders of Old Bonds under certain circumstances relating to the timing of the Exchange Offer. The Company issued $200,000,000 aggregate principal amount of the Old 6 1/8% Bonds and $250,000,000 aggregate principal amount of the Old 6 1/2% Bonds on June 16, 1998, pursuant to exemptions from, or transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Old Bonds and the New Bonds are sometimes referred to herein collectively as the "Bonds."

  Interest on the New 6 1/8% Bonds and the New 6 1/2% Bonds will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1998. The New Bonds are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of
(i) 100% of the principal amount of such New Bonds, or (ii) as determined by the Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 10 basis points in the case of the New 6 1/8% Bonds and plus 15 basis points in the case of the New 6 1/2% Bonds, plus, in each case, accrued interest thereon to the date of redemption. The New Bonds are not convertible or exchangeable into any other security of the Company. The New Bonds rank pari passu with other unsubordinated indebtedness of the Company.
                                                        (Continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD BONDS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is August 28, 1998.

  (Continued from previous page)

  For each Old Bond accepted for exchange, the Holder of such Old Bond will receive a New Bond having a principal amount equal to that of the surrendered Old Bond. The New Bonds will bear interest from the most recent date to which interest has been paid on the Old Bonds or, if no interest has been paid on the Old Bonds, from June 16, 1998. Old Bonds accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Bonds whose Old Bonds are accepted for exchange will not receive any payment in respect of accrued interest on such Old Bonds.

  The New Bonds are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that the New Bonds issued pursuant to the Exchange Offer in exchange for Old Bonds may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Bonds are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to engage in a distribution of such New Bonds. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Bonds and has no arrangements or understanding to participate in a distribution of New Bonds. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Bonds to be acquired pursuant to the Exchange Offer, that Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The prospectus that must be delivered by that Holder must name each such Holder and include the other selling security holder information required by Regulation S-K under the Securities Act. Each broker-dealer that receives New Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined in "The Exchange Offer,Terms of the Exchange Offer; Period for Tendering Old Bonds"), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Bonds pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Old Bonds, the Company will promptly return the Old Bonds to the Holders thereof. See "The Exchange Offer."

  There is no existing market for the New Bonds, and there can be no assurance regarding the future development of a market for the New Bonds. The Initial Purchasers (as defined in "The Exchange Offer") have advised the Company that they currently intend to make a market in the New Bonds. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Bonds may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Bonds on any securities exchange or market or register or qualify the New Bonds for offer and sale in any jurisdiction (other than the registration of the New Bonds under the Securities Act).

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus, including without limitation, the "Company" section and certain of the information incorporated by reference, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statement, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the New Bonds are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. All forward-looking statements are expressly qualified by such cautionary statements.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Bonds offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Bonds offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

  Alcoa is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company with the Commission may be inspected and copies may be obtained at the principal office of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at (http://www.sec.gov.). Reports and other information concerning Alcoa can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has agreed that if at any time while any of the New Bonds are outstanding and the Company is not subject to the informational requirements of the Exchange Act, the Company will continue to file with the Commission, and to furnish the Holders of the New Bonds with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Alcoa has filed with the Commission, pursuant to the Exchange Act, an Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed March 11,1998, as amended by Amendment No.1 on Form 10-K/A, filed on June 26, 1998 (the "Alcoa 1997 Form 10-K"), Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and a Current Report on Form 8-K, dated June 10, 1998, each of which is hereby incorporated in and made a part of this Prospectus. Statements contained in any such documents as to the contents of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the Commission, each such statement being qualified in all respects by such reference.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Bonds will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part hereof except as so modified or superseded. This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus forms a part which the Company has filed with the Commission and to which reference is hereby made.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO ALUMINUM COMPANY OF AMERICA, 201 ISABELLA STREET, PITTSBURGH, PENNSYLVANIA 15212-5858, ATTENTION: TREASURER (TELEPHONE: (412) 553-4545).

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with the more detailed information and the financial statements and notes thereto incorporated by reference herein. Unless the context otherwise requires, the terms of the Old Bonds are identical in all material respects to the New Bonds, except for certain transfer restrictions and certain rights under the Registration Rights Agreement, including registration rights and the right to receive the contingent increases in interest rates, which rights will terminate upon consummation of the Exchange Offer, except under certain limited circumstances. The description of the Bonds contained herein assumes that all Old Bonds are exchanged for New Bonds in the Exchange Offer.

                                  THE COMPANY

  Alcoa is the world's leading producer of aluminum and alumina and a major participant in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, automotive, aerospace, construction and other markets with a great variety of fabricated and finished products. Its operations consist of the three segments described below. The alumina and chemicals segment includes the production and sale of bauxite, alumina chemicals and related transportation services. The aluminum processing segment comprises the production and sale of molten metal, ingot and aluminum products that are flat-rolled, engineered or finished. Also included are power, transportation and other services. The non-aluminum products segment includes the production and sale of electrical, plastic and composite materials products, manufacturing equipment, gold, magnesium products and steel and titanium forgings. Alcoa is organized into 21 independently-managed business units and has over 180 operating locations in 28 countries, serving a broad range of markets in developing and industrialized economies. The principal executive offices of the Company are located at 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858 (Telephone: (412) 553-4545).

                     RECENT DEVELOPMENTS,ALUMAX TRANSACTION

  On July 31, 1998, Alcoa consummated its acquisition of all of the outstanding shares of common stock (the "Alumax Transaction") of Alumax Inc., a Delaware corporation ("Alumax"). On March 13, 1998, Alcoa commenced the Alumax Transaction with a cash tender offer (the "Offer") for one-half of the outstanding Alumax shares at $50.00 per share. The Offer expired on June 16, 1998, at which time Alcoa accepted for payment 27,540,000 shares of Alumax common stock, representing approximately 51% of the outstanding Alumax common stock. The Offer was followed by a merger in which each remaining outstanding share of Alumax common stock was converted into 0.6975 of a share of Alcoa common stock.

                               THE EXCHANGE OFFER

  On June 16, 1998, the Company issued and sold $200,000,000 aggregate principal amount of Old 6 1/8% Bonds and $250,000,000 aggregate principal amount of 6 1/2% Old Bonds. The Old Bonds were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, in order to enable the Company to raise funds on a more expeditious basis than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. As a condition to their purchase of the Old Bonds, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated, BancAmerica Robertson Stephens, Chase Securities Inc., Citicorp Securities, Inc. and Deutsche Bank Securities Inc. (collectively, the "Initial Purchasers"), requested that the Company agree to commence the Exchange Offer following the offering of the Old Bonds.

Securities..................  Up to $200,000,000 aggregate principal amount of
                              6 1/8% Series B Bonds due 2005 and up to
                              $250,000,000 principal amount of 6 1/2% Series B Bonds due 2018, which have been registered under the Securities Act. The terms of the New Bonds and the Old Bonds are identical in all material respects, except that (i) interest on the New Bonds will accrue from the last day on which interest was paid on the Old Bonds exchanged therefor or, if no such interest has been paid, from June 16, 1998 and (ii) the transfer restrictions on the Old Bonds will not apply to the New Bonds. At such time as provided in the Exchange Offer Registration Statement, the Company will offer to the Holders of Old Bonds who are able to make certain representations the opportunity to exchange their Old Bonds for New Bonds.

The Exchange Offer..........  The New Bonds are being offered in exchange for a like principal amount of the Old Bonds. The issuance of the New Bonds is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated as of June 16, 1998, among the Company and the Initial Purchasers (the "Registration Rights Agreement"). For procedures for tendering, see "The Exchange Offer."

Tenders, Expiration Date;
 Withdrawal.................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on October 2, 1998, or such later date and time to which it is extended. Each Holder tendering Old Bonds must acknowledge that such Holder is not engaging in, nor intends to engage in, a distribution of the New Bonds. The tender of Old Bonds pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein). Any Old Bond not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
 Considerations.............  The exchange pursuant to the Exchange Offer should not result in any income, gain or loss to the Holders or the Issuers for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent..............  PNC Bank, National Association, is serving as
                              Exchange Agent in connection with the Exchange Offer.

Shelf Registration
 Statement..................  Under certain circumstances, certain Holders of
                              Old Bonds (including Holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Bonds received in the Exchange Offer) may, by giving the Company written notice on or before October 2, 1998, require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Old Bonds by such Holders. See "Exchange Offer; Registration Rights."

                         SUMMARY OF TERMS OF NEW BONDS

Interest Payment Dates:

  The New 6 1/8% Bonds....    June 15 and December 15 of each year, commencing
                              December 15, 1998.

  The New 6 1/2% Bonds....    June 15 and December 15 of each year, commencing
                              December 15, 1998.

Redemption..................  The New Bonds will be redeemable at the option of the Company, in whole or in part, at any time at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. See "Description of the Bonds-- Optional Redemption."

Ranking.....................  The New Bonds rank pari passu with other unsubordinated indebtedness of the Company.

Certain Covenants...........  The Indenture pursuant to which the Old Bonds were issued and the New Bonds will be issued contain certain covenants, including (i) limitations on liens, and (ii) limitations on certain sale and leaseback transactions by Restricted Subsidiaries (as defined herein). In addition, the Indenture limits the ability of the Company to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to important exceptions and qualifications. See "Description of the Bonds-- Certain Limitations."

Absence of Public Market
 for New Bonds..............  The New Bonds will constitute new issues of securities for which there is no established public trading market. There has been no public market for the Old Bonds, and it is not currently anticipated that an active public market for the New Bonds will develop. The Company currently does not intend to apply for the listing of the Bonds on any securities exchange or to seek approval for quotation through any automated quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Bonds, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Bonds. See "Risk Factors--Absence of Public Market" and "Plan of Distribution."

  For additional information regarding the New Bonds, see "Description of the Bonds" and "Certain United States Federal Income Tax Considerations."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the issuance of the New Bonds pursuant to this Prospectus. See "Use of Proceeds."

                                  RISK FACTORS

  See "Risk Factors" beginning on page 5 for a discussion of factors that should be considered by Holders of Old Bonds before tendering their Old Bonds in the Exchange Offer. Most of these factors apply to the New Bonds as well as the Old Bonds.

                      CONSEQUENCES OF EXCHANGING OLD BONDS

  Holders of Old Bonds who do not exchange their Old Bonds for New Bonds pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Bonds as set forth in the legend thereon as a consequence of the issuance of the Old Bonds pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Bonds may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Bonds under the Securities Act. See "Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Bonds issued pursuant to the Exchange Offer in exchange for Old Bonds may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Bonds are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Bonds. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Bonds and has no arrangement or understanding to participate in a distribution of New Bonds. Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds must acknowledge that such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Bonds. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Bonds prior to offering or selling such New Bonds. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Bonds for offer or sale under the applicable state securities laws of such United States jurisdictions as any Holders of the Old Bonds reasonably request before the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the Commission. The Company does not intend to register or qualify the sale of the New Bonds in any such United States jurisdiction (unless the Company receives such a request) or any other jurisdiction. See "The Exchange Offer-- Consequences of Exchanging Old Bonds."

                                 RISK FACTORS

  Holders of Old Bonds should carefully consider the following matters, as well as the other information contained in this Prospectus, before tendering their Old Bonds in the Exchange Offer. The risk factors set forth below (other than"--Consequences of Failure to Exchange Old Bonds") are applicable to the Old Bonds as well as the New Bonds.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD BONDS

  The Old Bonds have not been registered under the Securities Act or any other securities laws of any jurisdiction and, therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to exemptions from, or in transactions not subject to, those requirements and, in each case, in compliance with certain other conditions and restrictions. Holders of Old Bonds who do not exchange their Old Bonds for New Bonds pursuant to the Exchange Offer will continue to be subject to such restrictions on transfer of such Old Bonds as set forth in the legend thereon. In addition, upon consummation of the Exchange Offer, Holders of Old Bonds which remain outstanding will not be entitled to any rights to have such Old Bonds registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not currently anticipate that it will register or qualify any Old Bonds which remain outstanding after consummation of the Exchange Offer for offer or sale in any jurisdiction (subject to such limited exceptions, if applicable). To the extent that Old Bonds are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Bonds could be adversely affected.

  The New Bonds and any Old Bonds which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture. Upon consummation of the Exchange Offer, Holders of Old Bonds will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Exchange Offer; Registration Rights."

ABSENCE OF PUBLIC MARKET

  The Old Bonds were issued to, and the Company believes such securities are currently owned by, a relatively small number of beneficial owners. The Old Bonds have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the New Bonds. Although the New Bonds may be resold or otherwise transferred by the Holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. There can be no assurance that such a market will develop. In addition, the New Bonds will not be listed on any national securities exchange. The New Bonds may trade at a discount from the initial offering price of the Old Bonds, depending upon prevailing interest rates, the market for similar securities, the Company's operating results and other factors. The Company has been advised by the Initial Purchasers that they currently intend to make a market in the New Bonds, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activity may be limited during the Exchange Offer and the pendency of a shelf registration. Therefore, there can be no assurance that an active market for any of the New Bonds will develop, either prior to or after the Company's performance of its obligations under the Registration Rights Agreement. If an active public market does not develop, the market price and liquidity of the New Bonds may be adversely affected.

  If a public trading market develops for the New Bonds, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the financial condition of the Company, and the market for similar securities. Depending on these and other factors, the New Bonds may trade at a discount.

  Notwithstanding the registration of the New Bonds in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resale the New Bonds only in compliance with the provisions of Rule 144 under the Securities Act.

  Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

  Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of New Bonds in exchange for Old Bonds tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Bonds or a book-entry confirmation of a book-entry transfer of Old Bonds into the Exchange Agent's account at DTC, including an Agent's Message (as defined under "The Exchange Offer--Acceptance for Exchange") if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, Holders of Old Bonds desiring to tender such Old Bonds in exchange for New Bonds should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Bonds for exchange.

  Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds. See "Plan of Distribution."

                                  THE COMPANY

  Alcoa is the world's leading producer of aluminum and alumina and a major participant in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, automotive, aerospace, construction and other markets with a great variety of fabricated and finished products. Its operations consist of the three segments described below.

  The alumina and chemicals segment includes the production and sale of bauxite, alumina chemicals and related transportation services. The aluminum processing segment comprises the production and sale of molten metal, ingot and aluminum products that are flat-rolled, engineered or finished. Also included are power, transportation and other services. The non-aluminum products segment includes the production and sale of electrical, plastic and composite materials products, manufacturing equipment, gold, magnesium products and steel and titanium forgings.

  Alcoa is organized into 21 independently-managed business units and has over 180 operating locations in 28 countries, serving a broad range of markets in developing and industrialized economies.

RECENT DEVELOPMENTS--ALUMAX TRANSACTION

  On July 31, 1998, Alcoa consummated its acquisition of all of the outstanding shares of common stock (the "Alumax Transaction") of Alumax Inc., a Delaware corporation ("Alumax"). On March 13, 1998, Alcoa commenced the Alumax Transaction with a cash tender offer (the "Offer") for one-half of the outstanding Alumax shares at $50.00 per share. The Offer expired on June 16, 1998, at which time Alcoa accepted for payment 27,540,000 shares of Alumax common stock, representing approximately 51% of the outstanding Alumax common stock. The Offer was followed by a merger in which each remaining outstanding share of Alumax common stock was converted into 0.6975 of a share of Alcoa common stock. The Alumax Transaction is valued at approximately $3.8 billion, including the assumption of debt.

  Alumax is an integrated producer of aluminum products, operating in a single segment: aluminum processing. Using alumina purchased primarily from an affiliate of Alcoa, Alumax produces primary aluminum employing an electrolytic process at five reduction plants in the United States and Canada. Primary products are sold externally or further processed by Alumax into a broad range of semi-fabricated and fabricated products. Alumax's products are sold to a wide variety of markets, including transportation, distributors, building and construction, consumer durables and packaging.

  For the six months ended June 30, 1998 and for the year ended December 31, 1997, Alumax had net sales and operating revenues of $1.56 billion and $2.93 billion, respectively, and net income of $47 million and $34 million for the same periods. On a combined pro forma basis, for the six months ended June 30, 1998 and for the year ended December 31, 1997, the Company and Alumax would have had sales and operating revenues of $8.48 billion and $15.99 billion, respectively, and net income of $428 million and $761 million for the same periods.

  The Alumax Transaction involves the integration of two companies that have previously operated independently of each other. No assurance can be given that following the Alumax Transaction Alcoa will be able to integrate the operations of Alcoa and Alumax without encountering difficulties. Further, no assurance can be given that any synergies that are expected to result from such integration will in fact be realized by the combined company following the Alumax Transaction.

RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of the Company's earnings to fixed charges for the years ended December 31, 1993 through 1997 are 2.22, 6.47, 10.45, 7.25 and 9.44. The ratio of the Company's earnings to fixed charges for the six month period ended June 30, 1998 is 8.7. The ratios include all earnings, before extraordinary items and the cumulative effects of accounting changes, and fixed charges of the Company and its majority owned subsidiaries plus the Company's proportionate share of earnings of 50% owned entities. Earnings have been calculated by adding to net income the provision for taxes on income, amortization of capitalized interest, interest expense and an amount representative of the interest factor in rentals, and have been decreased by the undistributed earnings of entities less than 50% owned, preferred stock dividend requirements of majority owned subsidiaries and the minority interest share in the losses of majority owned subsidiaries without fixed charges of the Company. Fixed charges consist of total interest expense, amortization of debt expense, an amount representative of the interest factor in rentals, interest capitalized and preferred stock dividend requirements of majority owned subsidiaries.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The net proceeds received by the Company from the issuance of the Old Bonds of approximately $443 million were used by the Company to pay a portion of the cash consideration for the exchange of tendered shares of Alumax common stock in connection with the Alumax Transaction. See "Recent Developments--Alumax Transaction."

                                CAPITALIZATION

  The following table sets forth (i) the consolidated capitalization of the Company at June 30, 1998 and (ii) as adjusted to give effect to the issuance of the Old Bonds, the Alumax Transaction and related transactions as if they each occurred on such date. The table should be read in conjunction with the Company's historical consolidated and pro forma condensed consolidated financial statements and the notes thereto incorporated by reference in this Prospectus.

                                                            AS OF JUNE 30,
                                                                 1998
                                                         ----------------------
                                                             (IN MILLIONS)
                                                                     PRO FORMA
                                                          ACTUAL    AS ADJUSTED
                                                         ---------  -----------
Cash, cash equivalents and short-term investments....... $   909.0   $   725.1
                                                         =========   =========
Long-term debt:
  Current portion of long-term debt.....................     162.8       162.8
  Long-term debt........................................   3,703.4     3,703.4
                                                         ---------   ---------
    Total long-term debt................................ $ 3,866.2   $ 3,866.2
                                                         ---------   ---------
Shareholders' equity:
  Preferred stock, $100 par value 557,740 shares
   authorized; 557,649 shares issued.................... $    55.8   $    55.8
  Common stock, $1.00 par value 600 million shares
   authorized; 178,922,583 shares issued................     178.9       197.3
  Additional capital....................................     573.1     1,875.5
  Retained earnings.....................................   4,965.2     4,965.2
  Treasury stock, at cost...............................  (1,022.7)   (1,022.7)
  Accumulated other comprehensive income................ $  (399.3)  $  (399.3)
                                                         ---------   ---------
    Total shareholders' equity.......................... $ 4,351.0   $ 5,671.8
                                                         =========   =========
Total capitalization.................................... $ 8,217.2   $ 9,538.0
                                                         =========   =========

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD BONDS

  Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Bonds which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on October 2, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old 6 1/8% Bonds and $250,000,000 aggregate principal amount of Old 6 1/2% Bonds are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date hereof, to all Holders of Old Bonds known to the Company. The Company's obligation to accept Old Bonds for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Bonds, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Bonds previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Bonds not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Bonds tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Bonds not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Bonds as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD BONDS

  The tender to the Company of Old Bonds by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions as set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Bonds for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message (as defined below) in lieu of such Letter of Transmittal, to PNC Bank, National Association (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Bonds must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Bonds, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-

Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD BONDS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD BONDS SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Bonds surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Bonds who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Bonds are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Bonds surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered national securities exchange with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Bonds tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Bonds not properly tendered or to not accept any particular Old Bonds which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Bond either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Bonds in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Bonds either before or after the Expiration Date (including the Letter of Transmittal and the instruction thereto) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Bonds for exchange must be cured within such reasonable period of time as the Company will determine. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Old Bonds for exchange, nor will any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Bonds, such Old Bonds must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Bonds.

  If the Letter of Transmittal or any Old Bonds or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of its authority to so act must be submitted with the Letter of Transmittal.

  By tendering, each Holder will represent to the Company that, among other things, the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Bonds, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Bonds. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the

Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Bonds to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Bonds and must represent that they were acquired as a result of market-making activities or other trading activities. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF BONDS FOR EXCHANGE; DELIVERY OF NEW BONDS

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Bonds properly tendered and will issue the New Bonds promptly after acceptance of the Old Bonds. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Bonds for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

  For each Old Bond accepted for exchange, the Holder of such Old Bond will receive an New Bond having a principal amount equal to that of the surrendered Old Bond. Accordingly, registered Holders of New Bonds on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from June 16, 1998. Old Bonds accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain additional payments are required to be made to Holders of Old Bonds under certain circumstances relating to the timing of the Exchange Offer.

  In all cases, issuance of New Bonds for Old Bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Bonds or a timely Book-Entry Confirmation of such Bonds into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Bonds are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Bonds will be returned without expense to the tendering Holder thereof (or, in the case of Old Bonds tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Bonds will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

  The Exchange Agent will make a request to establish an account with respect to the Old Bonds at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility systems must make book-entry delivery of Old Bonds by causing the Book-Entry Transfer Facility to transfer such Old Bonds into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. Such participant using ATOP should transmit its acceptance to the Book-Entry Transfer Facility on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. The Book-Entry Transfer Facility will verify such acceptance, execute a book-entry transfer of the tendered Old Bonds into the Exchange Agent's account at the

Book-Entry Transfer Facility and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message confirming that the Book-Entry Transfer Facility has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. However, although delivery of Old Bonds may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a Holder of the Old Bonds desires to tender such Old Bonds and the Old Bonds are not immediately available, or time will not permit such Holder's Old Bonds or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Bonds and the amount of Old Bonds tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Bonds, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Bonds, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Bonds to be withdrawn, (ii) identify the Old Bonds to be withdrawn (including the principal amount of such Old Bonds), and (iii) (where certificates for Old Bonds have been transmitted) specify the name in which such Old Bonds are registered, if different from that of the withdrawing Holder. If certificates for Old Bonds have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Bonds have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Bonds and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Bonds which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Bonds tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Bonds will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Bonds) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Bonds may be retendered by following one of the procedures described under "--Procedures for Tendering Old Bonds" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Bonds in exchange for, any Old Bonds and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Bonds, any of the following events will occur:

    (a) there will be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree will have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Bonds pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction will be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action will have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Bonds having obligations with respect to resales and transfers of New Bonds which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there will have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by a governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) will have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company will have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Bonds or the New Bonds;

which in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Bonds tendered, and no New Bonds will be issued in exchange for any such Old Bonds, if at such time any stop order will be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture (as defined herein) under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

  PNC Bank, National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  Delivery to: PNC Bank, National Association
                               As Exchange Agent

                                                        By Mail:
              By Hand:                       PNC Bank, National Association
   PNC Bank, National Association                     Two PNC Plaza
            Two PNC Plaza                               4th Floor
              4th Floor                             620 Liberty Ave.
          620 Liberty Ave.                      Pittsburgh, PA 15222-2719
      Pittsburgh, PA 15222-2719                    Attn: Mark A. Rullo
         Attn: Mark A. Rullo


                                                      By Facsimile:
        By Overnight Courier:                PNC Bank, National Association
   PNC Bank, National Association                  Attn: Mark A. Rullo
            Two PNC Plaza                       Telephone: (412) 762-2673
              4th Floor                         Facsimile: (412) 762-8226
          620 Liberty Ave.
      Pittsburgh, PA 15222-2719
         Attn: Mark A. Rullo

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $100,000.

TRANSFER TAXES

  Holders who tender their Old Bonds for exchange will be obligated to pay any transfer taxes in connection with that exchange, as well as any other sale or disposition of the Old Bonds. Holders who instruct the Company to register New Bonds in the name of, or request that Old Bonds not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF NOT EXCHANGING BONDS

  Holders of Old Bonds who do not exchange their Old Bonds for New Bonds pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Bonds and the restrictions on transfer of such Old Bonds as set forth in the legend thereon as a consequence of the issuance of the Old Bonds pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Bonds may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register under the Securities Act any Old Bonds which remain outstanding after consummation of the Exchange Offer (subject to limited exceptions, if applicable). To the extent that Old Bonds are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Bonds could be adversely affected.

  Holders of the New Bonds and any Old Bonds which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

  Upon consummation of the Exchange Offer, Holders of Old Bonds will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Exchange Offer; Registration Rights."

CONSEQUENCES OF EXCHANGING BONDS

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Bonds issued pursuant to the Exchange Offer in exchange for Old Bonds may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Bonds are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Bonds. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Bonds and has no arrangement or understanding to participate in a distribution of New Bonds. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Bonds to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Bonds for its own account in exchange for Old Bonds must acknowledge that such Old Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Bonds. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions (including any jurisdiction outside the United States), the New Bonds may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Bonds for offer or sale under the applicable state securities laws of such United States jurisdictions as any Holders of the Old Bonds reasonably request by the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the Commission. The Company does not intend to register or qualify the sale of the New Bonds in any such United States jurisdictions (unless they receive such a request) or any other jurisdiction.

                           DESCRIPTION OF THE BONDS

  The New Bonds offered hereby will be issued under an indenture (the "Indenture"), dated as of September 30, 1993, between the Company and PNC Bank, National Association, as Trustee (the "Trustee"). The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections of the Indenture are referred to herein, it is intended that such Sections will be incorporated by reference.

  The term "Securities," as used under this caption, refers to all Securities issued under the Indenture and includes the New Bonds.

  The Indenture does not limit the aggregate amount of securities which may be issued thereunder and Securities other than the New Bonds have been and may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The New Bonds will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. New Bonds may be issued in minimum denominations of $1,000 and integral multiples thereof.

  Registered Holders of New Bonds on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from June 16, 1998. Old Bonds accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Bonds are accepted for exchange will not receive any payment in respect of interest on such Old Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer.

  For each Old Bond accepted for exchange, the Holder of such Old Bond will receive a New Bond having a principal amount equal to that of the surrendered Old Bond.

  The interest rate on the Old Bonds is subject to increase in certain circumstances if the Exchange Offer Registration Statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange Offer; Registration Rights."

6 1/8% NEW BONDS

  The 6 1/8% New Bonds will be limited to $200,000,000 aggregate principal amount, will bear interest from June 16, 1998, at the rate of 6 1/8% per annum and will mature on June 15, 2005. Interest will be payable semiannually on June 15 and December 15 to the persons in whose names the 6 1/8% New Bonds are registered at the close of business on the June 1 or December 1, as the case may be, next preceding such interest payment date.

  The 6 1/8% New Bonds are not subject to the provisions of any optional or mandatory sinking fund. The 6 1/8% New Bonds are not convertible or exchangeable into any other security of the Company.

6 1/2% NEW BONDS

  The 6 1/2% New Bonds will be limited to $250,000,000 aggregate principal amount, will bear interest from June 16, 1998, at the rate of 6 1/2% per annum and will mature on June 15, 2018. Interest will be payable semiannually on June 15 and December 15 to the persons in whose names the 6 1/2% New Bonds are registered at the close of business on the June 1 or December 1, as the case may be, next preceding such interest payment date.

  The 6 1/2% New Bonds are not subject to the provisions of any optional or mandatory sinking fund. The 6 1/2% New Bonds are not convertible or exchangeable into any other security of the Company.

OPTIONAL REDEMPTION

  The Bonds will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Bonds or (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 10 basis points in the case of the 6 1/8% New Bonds and plus 15 basis points in the case of the 6 1/2% New Bonds, plus, in each case, accrued interest thereon to the date of redemption.

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Bonds.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

  "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

  "Reference Treasury Dealer" means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective successors; provided, however, that if the foregoing will cease to be a primary U.S. Government securities dealer in New York city (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer, if any, selected by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Bonds to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Bonds or portions thereof called for redemption.

STATUS

  The New Bonds will rank pari passu with other unsubordinated indebtedness of the Company.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  New Bonds other than Global Bonds (as defined herein), if any, will be exchangeable for other New Bonds of a like aggregate principal amount and tenor of different authorized denominations.

  New Bonds (other than Global Bonds) may be presented for exchange as provided above and may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed, if so required by the Company or the Trustee or any transfer agent), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305) The Company may at any time designate additional transfer agents with respect to the New Bonds. (Section 1002)

  In the event of any redemption in part, the Company will not be required to
(i) issue, register the transfer of or exchange of New Bonds during a period beginning at the opening of business 15 days before any selection of New Bonds to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any New Bond, or portion thereof, called for redemption, except the unredeemed portion of any New Bond being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENTS

  Payment of principal of and any premium and interest on the Bonds will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address will appear in the Security Register. Payment of any installment of interest on the Bonds will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  The Corporate Trust Office of the Trustee in Pittsburgh, Pennsylvania will be designated as a Paying Agent for the Company for payments with respect to the Bonds. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. (Section
1002)

  All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Security which remain unclaimed at the end of two years after such principal, premium or interest will have become due and payable will be repaid to the Company and the Holder of such Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

CERTAIN LIMITATIONS

  Liens. The Company covenants in the Indenture that it will not create, incur, assume or guarantee, and will not permit any Restricted Subsidiary to create, incur, assume or guarantee, any indebtedness for borrowed money ("Debt") secured by a mortgage, security interest, pledge, charge or similar encumbrance ("mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the Bonds. The foregoing restriction, however, will not apply to (a) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) mortgages on property existing at the time of acquisition of such property by the Company or a Restricted Subsidiary or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property; (c) mortgages to secure Debt of a Restricted Subsidiary to the Company or another Restricted Subsidiary; (d) mortgages existing at the date of the Indenture; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (f) certain mortgages in favor of governmental entities; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a) through (f). (Section 1009)

  Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to create, incur, assume or guarantee any Debt secured by a mortgage without equally and ratably securing the New Bonds, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1009)

  Sale and Leaseback Arrangements. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person that provides for the leasing to the Company or any Restricted Subsidiary of Principal Property (other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person, unless either (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by a mortgage on such Principal Property at least equal in amount to the Attributable Debt with respect to such arrangement, without equally and ratably securing the Bonds, pursuant to the limitation in the Indenture on liens, or (b) the Company will apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such arrangements to the retirement of Debt that matures more than twelve months after the creation of such Debt. (Section 1010)

  Highly leveraged transactions. The Indenture does not contain provisions which would afford protection to the Holders of the Bonds in the event of a highly leveraged transaction involving the Company.

CERTAIN DEFINITIONS

  The term "Affiliate" of any specified Person will mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  The term "Attributable Debt," when used in connection with a sale and leaseback transaction referred to above will mean, at the time of determination, the lesser of (a) the fair value of such property (as determined by the Board of Directors of the Company) or (b) the present value (discounted at the annual rate of 9%, compounded semi-annually) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

  The term "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.

  The term "Corporate Trust Office" means the principal office of the Trustee in Pittsburgh, Pennsylvania at which at any particular time its corporate trust business will be administered.

  The term "Consolidated Net Tangible Assets" will mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) adjusted for inventories on the basis of cost (before application of the "last-in first-out" method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

  The term "Defaulted Interest" will mean any interest on any Registered Security of any series which is payable but is not punctually paid or duly provided for on any Interest Payment Date.

  The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.

  The term "Holder", when used with respect to any Security, means in the case of a Registered Security the Person in whose name the Security is registered in the Security Register and in the case of a Bearer Security the bearer thereof and, when used with respect to any coupon, means the bearer thereof.

  The term "Indenture" means the indenture as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions hereof, including, for all purposes of the Indenture and any supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Indenture, and any such supplemental indenture, respectively. The term "Indenture" will also include the terms of particular series of Securities established as contemplated by Section 301 therein.

  The term "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company and will be acceptable to the Trustee.

  The term "Outstanding," when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under the Indenture, except:

    (1) Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

    (2) Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust or set aside and segregated in trust by the Company (if the Company will act as its own Paying Agent) for the Holders of such Securities and any coupons appertaining thereto; provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made:

    (3) Securities as to which Defeasance has been effected pursuant to
  Section 1302 of the Indenture (see also "Defeasance and Covenant Defeasance" section herein); and

    (4) Securities which have been paid pursuant to Section 306 of the Indenture or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to the Indenture, other than any such Securities in respect of which there will have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder or whether a quorum is present at a meeting of Holders of Securities (A) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date pursuant to Section 502 of the Indenture, (B) the principal amount of a Security denominated in one or more foreign currencies or currency units will be the Dollar equivalent, determined in the manner provided as contemplated by Section 301 of the Indenture on the date of original issuance of such Security, of the principal amount (or in the case of an Original Issue Discount Security, the Dollar equivalent on the date of original issuance of such Security of the amount determined as provided in Clause (A) above), of such Security, and (C) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor will be disregarded and deemed not to be Outstanding except that, in determining whether the Trustee will be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, or upon any such determination as to the presence of a quorum, only Securities which the Trustee knows to be so owned will be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor.

  The term "Paying Agent" means any Person authorized by the Company to pay the principal of or any premium or interest on any Securities on behalf of the Company.

  The term "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  The term "Principal Property" will mean any manufacturing plant or manufacturing facility which is (i) owned by the Company or any Restricted Subsidiary and (ii) located within the continental United States of America, except any such plant which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries taken as a whole.

  The term "Redemption Date," when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

  The term "Registered Security" means any Security established pursuant to the Indenture which is registered in the Security Register.

  The term "Regular Record Date" for the interest payable on any Interest Payment Date on the Registered Securities of any series means the date specified for that purpose as contemplated by Section 301 of the Indenture.

  The term "Restricted Subsidiary" will mean any Subsidiary substantially all the property of which is located within the continental United States; provided, however, that the term "Restricted Subsidiary" will not include any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Company's operations outside the continental United States, or which principally serves as a partner in a partnership.

  The term "Security Register" means the register kept at an office or agency of the Company pursuant to Section 305 of the Indenture.

  The term "Security Registrar" will mean PNC Bank, National Association.

  The term "Special Record Date" for the payment of any Defaulted Interest on the Registered Securities of any series means a date fixed by the Trustee pursuant to Section 307 of the Indenture.

  The term "Stated Maturity," when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security or a coupon representing such installment of interest as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

  The term "Subsidiary" will mean any corporation of which at least a majority of the outstanding stock having the voting power to elect a majority of the board of directors of such corporation at such time is owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

  The term "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which the Indenture was executed, provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

  The term "U.S. Government Obligations" will mean (x) any security that is
(i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or
(ii) an obligation of a Person controlled or supervised by or acting as an agent or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any U.S. Government Obligation specified in clause (x) and held by such custodian for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any such U.S. Government Obligation, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

EVENTS OF DEFAULT

  Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on a Security of that series when due; (c) failure to deposit any sinking fund payment when due in respect of any Security of that series, continued for 30 days; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) default resulting in acceleration of any indebtedness for money borrowed by the Company under the terms of the instrument or instruments under which such indebtedness is issued or secured if such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture (provided that, the resulting Event of Default under the Indenture will be cured or waived if such other default is cured or waived); (f) certain events in bankruptcy, insolvency or reorganization involving the Company; and
(g) any other Event of Default provided with respect to Securities of that series. (Security 501)

  If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders will have offered to the Trustee reasonable indemnity. (Sections 601 and 603) The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512)

DEFEASANCE AND COVENANT DEFEASANCE

  The Company, at its option, (i) will be discharged from any and all obligations in respect of the Bonds (except for certain obligations to issue temporary Securities pending preparation of definitive Bonds, to register the transfer or exchange of Bonds of such series, to replace stolen, lost or mutilated Bonds of such series, and to maintain paying agents and hold moneys for payment in trust) or (ii) need not comply with the covenants that are set forth under "Certain Limitations" and "Consolidations, Mergers and Sale of Assets," and the occurrence of an event described under clause (d) of the "Events of Default" with respect to any defeased covenant and clauses (e) and
(g) of the "Events of Default" will no longer be an Event of Default if, in each case, the Company irrevocably deposits with the Trustee, in trust, money and/or U.S. Government Obligations that through the scheduled payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Bonds on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Indenture and the Bonds. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture will have occurred and be continuing on the date of such deposit, or with regard to any Event of Default or any such event described under clause (f) of "Events of Default" will have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (b) in the case of a defeasance of the type described in clause (i) above, the Company will have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the Bonds will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance of the type described in clause (i) above and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance of the type described in clause (i) above had not occurred; (c) in the case of a defeasance of the type described in clause (ii) above, the Company will have delivered to the Trustee an opinion of counsel stating that the holders of the Bonds will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance of the type described in clause (ii) above and will be subject to Federal tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance of the type described in clause
(ii) above had not occurred. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Bonds as described under clause (ii) above and the Bonds are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Bonds at the time on the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

MEETINGS, MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Security,
(b) reduce the principal amount of, or premium or interest on, any Security,
(c) change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the coin or currency in which any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (j) modify any of the above provisions. (Section 902)

  The Holders of at least 66 2/3% of the outstanding Securities of a series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1012) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Securities of that series, except a default (a) in the payment of principal of (or premium if any) or any interest on any Security of such series, and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Security denominated in a foreign currency or currencies will be the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the principal amount of such Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in
(i) above), and (iii) Securities owned by the Company or an Affiliate thereof will not be deemed Outstanding. (Section 101)

  A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) To be entitled to vote at any meeting of Holders of Securities of any series, a Person will be (1) a Holder of one or more Outstanding Securities of such series, or (2) a person appointed by an instrument in writing as proxy of a Holder or Holders, including proxies given to beneficial owners of Book-Entry Securities by the Depository, or its nominee. (Section 1403) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1404)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate or merger with or into, or transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, will have occurred and be continuing, and that certain other conditions are met. (Section 801)

NOTICES

  Notices to Holders of Bonds will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

REPLACEMENT OF SECURITIES

  Any mutilated Bond will be replaced by the Company at the expense of the Holder upon surrender of such Bond to the Security Registrar. Bonds that are destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Bond or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Bond, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Bond before a replacement Bond will be issued. (Section
306)

GOVERNING LAW

  The Indenture and the Bonds will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. (Section 113)

REGARDING THE TRUSTEE

  PNC Bank, National Association, trustee under the Indenture. The Company and certain of its Subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with PNC Bank, National Association.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

  The following description of certain provisions of the Registration Rights Agreement is a summary and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") the Company agreed, for the benefit of the Holders of Old Bonds, at the Company's cost, to file with the Commission, subject to the following discussion, an Exchange Offer Registration Statement on an appropriate form under the Securities Act, with respect to the Exchange Offer for the New Bonds, which will have terms identical to the Old Bonds being exchanged, except that (i) interest on the New Bonds will accrue from the last day on which interest was paid on the Old Bonds exchanged therefor or, if no such interest has been paid, from June 16, 1998 and (ii) the transfer restrictions on the Old Bonds will not apply to the New Bonds. At such time as provided in the Exchange Offer Registration Statement, the Company will offer to the holders of Old Bonds who are able to make certain representations the opportunity to exchange their Old Bonds for New Bonds. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to November 13, 1998, (iii) any holder of Old Bonds notifies the Company within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the New Bonds acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Old Bonds acquired directly from the Company or an affiliate of the Company or (iv) the holders of a majority in aggregate principal amount of the Old Bonds may not resell the New Bonds acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Company will file with the Commission a Registration Statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement") to cover resales of the Transfer Restricted Bonds (as defined herein) by the holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

  For purposes of the foregoing, "Transfer Restricted Bonds" means each Old Bond until (i) the date on which such Old Bonds have been exchanged by a person other than a broker-dealer referred to in (ii) below for a New Bond in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an

Old Bond for a New Bond, the date on which such New Bond is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, as amended or supplemented, (iii) the date on which such Old Bonds have been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Old Bond is eligible for distribution to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), (v) the date on which such Old Bond will have been otherwise transferred by the holder thereof and a new Bond not bearing a legend restricting further transfer will have been delivered by the Company and subsequent disposition of such New Bonds will not require registration or qualification under the Securities Act or any similar state law then in force or (vi) such Old Bonds cease to be outstanding.

  Under existing Commission interpretations, the New Bonds would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the New Bonds. The Company has agreed, for a period of 90 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Bonds acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each Holder of Old Bonds that wishes to exchange such Old Bonds for New Bonds in the Exchange Offer will be required to make certain representations, including representations that (i) any New Bonds to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Bonds and (iii) it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Bonds. If the Holder is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Bonds.

  The Registration Rights Agreement provides that (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file the Exchange Offer Registration Statement with the Commission on or prior to August 15, 1998, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to November 13, 1998, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Bonds, in exchange for all Old Bonds tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file prior to the later of
(a) August 15, 1998 or (b) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises; provided, however, that if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to November 13, 1998, then the Company will file the Shelf Registration Statement with the Commission on or prior to December 13, 1998. The Company will use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the Transfer Restricted Bonds covered by the Shelf Registration Statement have been sold pursuant thereto. A holder of Old Bonds that sells its Old Bonds pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution obligations).

  If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Exchange Offer is required to be consummated under the Registration Rights Agreement and the Company fails to issue New Bonds in exchange for all Old Bonds properly tendered and not withdrawn in the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Bonds, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the Company will pay as liquidated damages additional interest ("Additional Interest") on the Old Bonds as to which the Registration Default exists as set forth herein. If a Registration Default exists with respect to the Old 6 1/8% Bonds or the Old 6 1/2% Bonds, the interest rate on such Transfer Restricted Bonds will increase, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default,
 .25% per annum, such interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of Additional Interest of 1.00% per annum. Upon
(w) the filing of the applicable registration statement (in the case of clause
(i) of the preceding sentence), (x) the effectiveness of the applicable registration statement (in the case of clause (ii) of the preceding sentence),
(y) the issuance of New Bonds in exchange for all Old Bonds properly tendered and not withdrawn in the Exchange Offer (in the case of clause (iii) of the preceding sentence) or (z) the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, which had ceased to be effective (in the case of clause (iv) of the preceding sentence), Additional Interest as a result of the Registration Default described in such clause will cease to accrue (but any accrued amount will be payable) and the interest rate on the applicable Old Bonds will revert to the original rate if no other Registration Default has occurred and is continuing.

                         BOOK-ENTRY; DELIVERY AND FORM

  The certificates representing the New Bonds will be issued in fully registered form. Except as described in the next paragraph, the New Bonds will initially be represented by a single, permanent global Bond in definitive, fully registered book-entry form without interest coupons (each, a "Global Bond" and together, the "Global Bonds"), which will be registered in the name of Cede & Co., as nominee of DTC.

  New Bonds held by Holders who elect to take physical delivery of their certificates instead of holding their interest through the Global Bond (and which are then unable to trade through DTC) (each, a "Non-Global Holder"), will be in registered form without interest coupons ("Certificated Securities"). Upon the transfer of Certificated Securities initially issued to a Non-Global Holder, such Certificated Securities will, unless the transferee requests otherwise or the Global Bonds have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Bond.

  The Global Bonds. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Bonds, DTC or its custodian will credit on its internal system portions of the Global Bonds which will be comprised of the corresponding respective amounts of the Global Bonds to the respective accounts of persons who have accounts with such depositary and (b) ownership of the New Bonds will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants.

  So long as DTC or its nominee is the registered owner or holder of any of the Global Bonds, DTC or such nominee will be considered the sole record owner or holder of such New Bonds represented by the Global Bonds for all purposes under the Indenture and under the New Bonds represented thereby. No beneficial owner of an interest in the Global Bonds will be able to transfer such interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture.

  Payments of the principal of, premium, if any, and interest on the New Bonds represented by the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the New Bonds represented by the Global Bonds, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Bonds as shown in the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Bonds held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

  Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Bond for any reason, including to sell New Bonds to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Bonds in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of New Bonds (including the presentation of New Bonds for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Bonds are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Bonds for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Notice to Investors."

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of its obligations under the rules and procedures governing its operations.

  Certificated Securities. Interests in the Global Bonds will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Bonds, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 40 days, or (ii) an Event of Default has occurred and is continuing with respect to the New Bonds. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax consequences for holders of the Old Bonds who exchange their Old Bonds for New Bonds in the Exchange Offer and who hold New Bonds subsequent to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of New Bonds and is limited to investors who hold the New Bonds as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have acquired New Bonds as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the United States dollar).

  EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NEW BONDS, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

  As used herein, (A) the term "United States Holder" means a beneficial owner of an New Bond that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a beneficial owner of an New Bond that is not a United States Holder.

 Exchange Offer

  The exchange of an Old Bond for a New Bond pursuant to the Exchange Offer will not constitute a "significant modification" of the Old Bond for United States federal income tax purposes and, accordingly, the New Bond received will be treated as a continuation of the Old Bond in the hands of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Old Bond for an New Bond pursuant to the Exchange Offer and any such Holder will have the same adjusted tax basis and holding period in the New Bond as he or she had in the Old Bond immediately before the exchange.

 Payments of Interest

  Stated interest payable on the New Bonds generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

 Disposition of the New Bonds

  Upon the sale, exchange, retirement at maturity or other disposition of a New Bond (collectively, a "disposition"), a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the New Bond. Such capital gain or loss will be long-term capital gain or loss if the holding period for the New Bonds exceeds one year at the time of the disposition. Under recently adopted amendments to the Internal Revenue Code, net capital gain recognized by an individual investor upon a disposition of property that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of property that has been held for 12 months or less, will generally be subject to tax at ordinary income tax rates. Prospective investors should consult their tax advisors about the new capital gain and loss provisions that may be relevant to their particular circumstances.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

 Payments of Interest

  In general, payments of interest received by a Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that
(i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) the beneficial owner of the New Bonds, under penalties of perjury, either directly or through a financial institution which holds the New Bonds on behalf of the Non-U.S. Holder and holds customers' securities in the ordinary course of its trade or business, provides the Company or its agent with the beneficial owner's name and address and certifies, under penalties of perjury, that it is not a United States Holder and (ii) the interest received on the New Bond is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, alternatively, if a tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder) and the Non-U.S. Holder complies with certain reporting requirements. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax if the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to possible reduction, if applicable, under an income tax treaty).

 Disposition of the New Bonds

  A Non-U.S. Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of a New Bond, unless (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder (or, alternatively, if a tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied. In addition, an exchange of an Old Bond for a New Bond pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Bond for Non-U.S. Holders. See "United States Taxation of United States Holders--Disposition of the Bonds."

 Effectively Connected Income

  If interest and other payments received by a Non-U.S. Holder with respect to the New Bonds (including proceeds from the disposition of the New Bonds) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the New Bonds), such Non-U.S. Holder will generally be subject to the rules described above under "United States Taxation of United

States Holders" (subject to any modification provided under an applicable tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" at a 30% rate (subject to possible reduction, if applicable, under an income tax treaty) if such holder is a corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the New Bonds. In general, backup withholding will be imposed only if the United States Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to United States Holders will generally be subject to information reporting. United States Holders should consult their tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

  Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a New Bond who provides the certification described under "United States Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the New Bonds generally will be subject to backup withholding at a rate of 31% unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payments by the foreign office of a broker of the proceeds of a disposition of the New Bonds generally will not be subject to backup withholding. However, information reporting requirements will apply to a payment of proceeds of a disposition of the New Bonds through a foreign office of a broker that is a U.S. person or a "U.S. related person", unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a controlled foreign corporation for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with the conduct of a United States trade or business.

  The amount of any backup withholding imposed on a payment to a holder of a New Bond will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

RECENTLY ISSUED TREASURY REGULATIONS

  On October 6, 1997, the U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1999. The new Treasury regulations generally would not alter the treatment of Non-U.S. Holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a New Bond. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the New Bonds.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Bonds. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds where such Old Bonds were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 26, 1998 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Bonds may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Bonds by broker-dealers. New Bonds received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Bonds. Any broker-dealer that resells New Bonds that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses in connection with the Exchange Offer and reimburse the Initial Purchasers for the reasonable fees and expenses of one counsel for the Holders of the Old Bonds (who will be reasonably acceptable to the Company). Each Holder will pay all expenses of its counsel other than as described in the preceding sentence, transfer taxes, if any, and any commissions or concessions of any brokers or dealers. The Company has agreed to indemnify the Holders of the Old Bonds (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

  In addition, to comply with the securities laws of certain jurisdictions, the New Bonds may not be offered or sold unless they have been registered or qualified for offer and sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Bonds for offer or sale under the applicable state securities laws of such United States jurisdictions as any Holders of the Old Bonds reasonably request by the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the Commission. The Company does not intend to register or qualify the offer or sale of the New Bonds in any United States jurisdiction (unless they receive such a request) or any other jurisdiction.

                                 LEGAL MATTERS

  The validity of the New Bonds will be passed upon for the Company by Denis
A. Demblowski, Esq., Secretary and Senior Counsel of the Company. Mr. Demblowski is a participant in the stock option plan and various other employee benefit plans offered to employees of the Company.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference from the Alcoa 1997 Form 10-K have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-
MATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, GIVEN OR MADE, SUCH INFOR-MATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN
NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SO-LICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Disclosure Regarding Forward-Looking Statements............................  ii
Available Information......................................................  ii
Incorporation of Certain Documents by Reference............................  ii
Summary....................................................................   1
Risk Factors...............................................................   4
The Company................................................................   7
Use of Proceeds............................................................   8
Capitalization.............................................................   9
The Exchange Offer.........................................................  10
Description of the Bonds...................................................  17
Exchange Offer; Registration Rights........................................  26
Book-Entry; Delivery and Form..............................................  28
Certain United States Federal Income Tax Considerations....................  30
Plan of Distribution.......................................................  33
Legal Matters..............................................................  33
Experts....................................................................  34

  UNTIL NOVEMBER 26, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) DEALERS AFFECTING TRANSACTIONS IN THE NEW BONDS, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                  $450,000,000




                      [LOGO ALUMINUM COMPANY OF AMERICA]


                              ALUMINUM COMPANY OF
                                    AMERICA

                              $200,000,000 6 1/8%
                            SERIES B BONDS DUE 2005

                              $250,000,000 6 1/2%
                            SERIES B BONDS DUE 2018

                                ---------------
                                   PROSPECTUS
                                ---------------

                                AUGUST 28, 1998

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